Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Flagstar Financial, Inc. (formerly known as New York Community Bancorp, Inc.) of our reports dated March 14, 2024, with respect to the consolidated financial statements of New York Community Bancorp, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
November 15, 2024